UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 21, 2005

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

                On October 21, 2005, Fieldstone Mortgage Ownership Corp. ( “FMOC”), a direct wholly owned subsidiary of Fieldstone Investment Corporation (“FIC”), entered into a master repurchase agreement (the “Repurchase Agreement”) with Lehman Brothers Inc. and Lehman Brothers Commercial Paper Inc. (together “Lehman Brothers”).  The Repurchase Agreement sets forth the terms for a repurchase facility (the “Facility”) under which FMOC, from time to time, may sell to Lehman Brothers a portfolio of subprime mortgage securities (the “Purchased Securities”), and the terms pursuant to which FMOC must repurchase from Lehman Brothers any Purchased Securities in the future.  The specific pricing terms and composition and amount of Purchased Securities purchased in each transaction under the Facility will be determined by the parties on a transaction by transaction basis.  As of October 26, 2005, Purchased Securities having a market value of approximately $88.5 million had been sold to Lehman Brothers under the Facility.  Terms for the purchase of the securities sold as of October 26, 2005 consist of an advance rate of 77% of the market value of the Purchased Securities, and an interest rate of one month LIBOR + .50 resulting in an aggregate purchase price by Lehman Brothers of approximately $68.1 million on October 21, 2005, the date of purchase.

The Facility will remain open indefinitely, but may be terminated by either party at any time and is subject to customary terms and conditions including those pertaining to security interests and margin maintenance requirements.  The Repurchase Agreement also includes customary events of default including, among other things, (a) FMOC’s failure to transfer the Purchased Securities on a specified purchase date as required by the Repurchase Agreement; (b) FMOC’s failure to repurchase the Purchased Securities on a specified repurchase date as required under the Repurchase Agreement; (c) FMOC’s failure to cure any margin deficit arising as a result of a decrease in the value of the Purchased Securities; (d) an act of insolvency occurs with respect to FMOC; (e) any of FMOC’s representations and warranties set forth in the Repurchase Agreement are found to be incorrect or untrue in any material respect; or (f) FMOC admits to Lehman Brothers that it is unable or unwilling  to perform under Repurchase Agreement.

In the event of an event of default by FMOC, Lehman Brothers has the right to accelerate the repurchase date under the Facility, to cause all income generated by the Purchased Securities to be applied to the unpaid repurchase price of the Purchased Securities, and to cause FMOC to deliver any Purchased Securities then in FMOC’s possession or control to Lehman Brothers.  In addition, FMOC shall be liable to Lehman Brothers for (i) all reasonable legal fees incurred by Lehman Brothers incurred in connection with the event of default, (ii) all costs of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of the event of default, (iii) any other damages, losses, costs or expenses directly arising or resulting from the occurrence of the event of default, and (iv) interest on amounts owing under the Facility.

 As further security for FMOC’s obligations under the Repurchase Agreement, FIC has provided a performance guaranty of all of FMOC’s obligations under the Facility to Lehman Brothers.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

                The disclosure required hereunder is provided under Item 1.01 above and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: October 26, 2005	By:	/s/ Michael J. Sonnefeld
President and Chief Executive Officer